Exhibit 99.1

Enviva Partners, LP Reports Financial Results for Second Quarter 2017

BETHESDA, MD, August 3, 2017 — Enviva Partners, LP (NYSE: EVA) (the “Partnership” or “we”) today reported financial and operating results for the second quarter of 2017.

Highlights:

•                  Generated net income of $3.9 million and adjusted EBITDA of $24.5 million for the second quarter of 2017, as compared to $9.9 million and $21.3 million, respectively, for the second quarter of 2016

•                  Declared a quarterly distribution of $0.5700 per unit, an 8.6 percent increase from the distribution paid for the second quarter of 2016

•                  Revised full-year 2017 guidance for net income to a range of $18.5 million to $22.5 million and adjusted EBITDA to a range of $103.0 million to $107.0 million, including the impact of the acquisition of the Wilmington terminal but excluding the impact of any additional drop-downs or third-party acquisitions

•                  Confirmed expected distribution for the full-year 2017 of at least $2.36 per common and subordinated unit

“With continued growth in our cash flows, we were pleased to announce our 8th consecutive distribution increase,” said John Keppler, Chairman and Chief Executive Officer of Enviva.  “In order to extend our leadership in a rapidly growing industry, we implemented several process improvements that temporarily reduced plant utilization.  With those enhancements largely in place, and given the robust fundamentals of the business, we remain on track to distribute at least $2.36 per unit for full-year 2017 and expect to maintain our track record of quarterly distribution growth through 2018.”

Financial Results

For the second quarter of 2017, we generated net revenue of $126.9 million, an increase of 6.0 percent, or $7.2 million, from the corresponding quarter of 2016.  Included in net revenue were product sales of $121.7 million on a volume of 628,000 metric tons of wood pellets, representing an increase of $5.4 million from the second quarter of last year.  The increase was primarily attributable to more shipments under CIF terms and a favorable contract pricing mix.  Other revenue increased to $5.3 million for the second quarter of 2017 from $3.5 million for the corresponding quarter in 2016, driven mainly by earnings on product sourced from third-party producers and sold under our off-take contracts.

For the second quarter of 2017, gross margin was $18.2 million, as compared to $19.5 million for the corresponding period in 2016, a decrease of $1.3 million.  Gross margin decreased due to higher depreciation expense and non-cash charges associated with loss on disposal of assets, partially offset by the factors that increased net revenue.  We generated net income of $3.9 million in the second quarter of 2017, as compared to $9.9 million for the corresponding quarter of 2016.  Adjusted EBITDA improved to $24.5 million in the second quarter of 2017, a $3.2 million, or 14.8 percent, increase compared to the corresponding period in 2016.  The increase in adjusted EBITDA was driven by increased product sales due to a favorable contract pricing mix and the increase in other revenue.  Adjusted gross margin per metric ton was $46.41 for the second quarter of 2017, as compared to $43.11 for the second quarter of 2016.  Adjusted gross margin per metric ton benefited from improved pricing and other revenue that offset higher production and shipping costs resulting from lower plant utilization.  Net income decreased primarily due to the non-cash charges that resulted in lower gross margin and higher interest expense.

The Partnership’s distributable cash flow, net of amounts attributable to incentive distribution rights, decreased from $17.3 million for the second quarter of 2016 to $14.9 million for the second quarter of 2017, resulting in a distribution coverage ratio of 1.00 times.

Distribution

As announced on August 2, 2017, the board of directors of our general partner declared a distribution of $0.5700 per common and subordinated unit for the second quarter of 2017.  This distribution is 8.6 percent higher than the distribution for the second quarter of 2016.  The quarterly distribution will be paid on Tuesday, August 29, 2017, to unitholders of record as of the close of business on Tuesday, August 15, 2017.

Outlook and Guidance

For full-year 2017, the Partnership reaffirms its distribution guidance of at least $2.36 per common and subordinated unit.  However, the Partnership is revising its full-year 2017 guidance due to lower than expected plant utilization, and the associated impact on the timing of volumes sold, as its production facilities implemented process enhancements to further improve pellet quality to continue to meet the handling requirements of the increasing variety of discharge systems used by customers around the world.  The Partnership now expects full-year 2017 net income to be in the range of $18.5 million to $22.5 million and adjusted EBITDA to be in the range of $103.0 million to $107.0 million.  The Partnership expects to incur maintenance capital expenditures of $4.5 million and interest expense net of amortization of debt issuance costs and original issue discount of $30.0 million in 2017.  As a result, the Partnership expects full-year distributable cash flow to be in the range of $68.5 million to $72.5 million, prior to any distributions attributable to incentive distribution rights paid to the general partner.  The guidance amounts provided above do not include the impact of any additional acquisitions from the Partnership’s sponsor or third parties beyond the previously announced acquisition of the sponsor’s deep-water marine terminal in Wilmington, North Carolina (the “Wilmington terminal”).  Although deliveries to our customers are generally ratable over the year, the Partnership’s quarterly income and cash flow are subject to the mix of customer shipments made, which may vary from period to period.  As such, the board of directors of the Partnership’s general partner evaluates the Partnership’s distribution coverage ratio on an annual basis when determining the distribution for a quarter.

“While short-lived, the impact of the process improvements affected our second quarter financial results and expectations for part of the year,” said Keppler. “Given what we are seeing at the plants as they complete these changes, we anticipate a strong fourth quarter and to exit the year at a run rate on production volume and financial performance that exceeds the expectations we set at the beginning of the year.”

Market and Contracting Update

Our sales strategy is to fully contract the production capacity of the Partnership.  Our current capacity is matched with a portfolio of off-take contracts that has a weighted-average remaining term of 9.8 years from July 1, 2017.

The Partnership and our sponsor announced the execution of a memorandum of understanding for a take-or-pay off-take contract as the sole source supplier of 650,000 metric tons per year (“MTPY”) of wood pellets to the largest dedicated biomass project announced to date in Japan.  Subject to definitive agreement documentation and certain conditions precedent, deliveries under this U.S. Dollar denominated contract would commence in 2022 and continue for at least fifteen years.

Several developments in Europe and Asia continue to demonstrate the significant growth expected in long-term demand for wood pellets:

•                  Japan is targeting 6.0 to 7.5 gigawatts (“GWs”) of biomass-fired capacity, which represents demand for 15 to 20 million MTPY of biomass, as part of its expected power source mix for 2030.  In June, demand for the 2017 feed-in tariff (“FiT”) program for projects fueled by imported biomass significantly exceeded expectations as applications were submitted for more than 15 GWs of biomass-fired capacity.  Major energy companies continue to announce biomass projects underpinning the wood pellet demand growth expected in Japan, as Tokyo Electric Power (“TEPCO”) commenced co-firing biomass with coal at its 1,000 megawatt (“MW”) Hitachinaka power plant.

•                  In South Korea, policymakers have proposed that the renewables portfolio standard (“RPS”) require large energy companies to source at least 28 percent of their power from renewable sources by 2030, up from 10 percent in 2023.  This is consistent with the new president’s proposal that South Korea will generate at least 20 percent of its power from renewable sources by 2030, and is expected to significantly increase the adoption of renewable power generation.  In addition, Korea South-East Power has announced the full conversion of a 125 MW unit at one of its coal-fired power plants, and the intention to convert another unit, to biomass fuel.

•                  In the Netherlands, the first round of applications for the 2017 renewable incentive program concluded, where biomass projects are expected to receive a portion of the 6.0 billion euros in available funding.  A second round of applications for 2017 commences in October for an additional 6.0 billion euros in available funding.  In addition, RWE has announced its intention to fully convert its 1,500 MW Eemshaven and 600 MW Amer coal-fired power plants to wood pellets, subject to additional government support. Both plants have already received Dutch government funding for co-firing of wood pellets, and if fully converted to biomass, would represent more than 8 million MTPY of total demand for wood pellets.

•                  DONG Energy, the largest power producer in Denmark, has received state aid approval from the European Commission to convert its Asnaes combined heat and power facility to biomass, which is in line with the company’s plan to completely eliminate the use of coal in its generation of power and heat by 2023.  DONG Energy’s coal-to-biomass conversion program is expected to require approximately 2 million MTPY of wood pellets by 2020.

•                  As the adoption of renewable power generation continues across Europe, policymakers are beginning to focus on the application of renewables in the thermal and heat markets in order to meet binding long-term decarbonization objectives.  Fossil fuels are still used to generate a majority of the heat used in Europe, and the European Commission is considering methods to promote renewable heat generation needed to meet the European Union’s 2030 legally binding objective to reduce carbon emissions by 40 percent.  Similarly, the United Kingdom’s (“UK”) Climate Change Committee, the official body overseeing implementation of the Climate Change Act, has called for new policies around renewable heat to help meet the UK’s 2032 decarbonization goals.

•                  Through an initiative by the Climate Group, one hundred multi-national corporations have committed to solely use renewable power across their global operations.  Driven by consumer preference, corporations around the world and across many industries are seeking to significantly reduce carbon emissions and increase adoption of renewable energy, and biomass-fired generation for the power and thermal needs of these operations is a reliable complement to intermittent wind and solar power.

The Partnership expects to begin deliveries later this year to two new customers under previously-announced off-take contracts.  Our sponsor and the Partnership are in active negotiations for other long-term off-take contracts in this rapidly expanding market to be fulfilled directly by the Partnership and by new capacity under development by our sponsor throughout the Southeast United States.

Sponsor Activity

As previously announced, the Partnership has agreed to purchase Enviva Port of Wilmington, LLC (“Wilmington”) from Enviva Wilmington Holdings, LLC, a joint venture between our sponsor and affiliates of John Hancock Life Insurance Company.  Wilmington owns the fully operational Wilmington terminal.  The acquisition of Wilmington (the “Wilmington Drop-Down”) is still expected to close on or about October 2, 2017, subject to customary closing conditions.

Construction of the 600,000 MTPY production plant in Hamlet, North Carolina (the “Hamlet plant”) continues to progress.  Our sponsor anticipates construction to be complete in late 2018.  Production from the Hamlet plant is expected to supply MGT Power’s Teesside Renewable Energy Plant, which is currently under construction in the UK.

Conference Call

We will host a conference call with executive management related to our second-quarter 2017 results, our outlook and guidance, and a more detailed market update at 10:00 a.m. (Eastern Time) on Thursday, August 3, 2017.  Information on how interested parties may listen to the conference call is available on the Investor Relations page of our website (www.envivabiomass.com).  A replay of the conference call will be available on our website after the live call concludes.

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is a publicly traded master limited partnership that aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets.  The Partnership sells a significant majority of its wood pellets through long-term, take-or-pay agreements with creditworthy customers in the United Kingdom and Europe.  The Partnership owns and operates six plants with a combined production capacity of nearly three million metric tons of wood pellets per year in Virginia, North Carolina, Mississippi, and Florida.  In addition, the Partnership owns a deep-water marine terminal at the Port of Chesapeake, Virginia, which is used to export wood pellets. Enviva Partners also exports pellets through the ports of Wilmington, North Carolina; Mobile, Alabama; and Panama City, Florida.

To learn more about Enviva Partners, LP, please visit our website at www.envivabiomass.com.

Non-GAAP Financial Measures

We use adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to measure our financial performance.

Adjusted Gross Margin per Metric Ton

We define adjusted gross margin as gross margin excluding asset disposals and depreciation and amortization included in cost of goods sold.  We believe adjusted gross margin per metric ton is a meaningful measure because it compares our revenue-generating activities to our operating costs for a view of profitability and performance on a per metric ton basis.  Adjusted gross margin per metric ton will primarily be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our production plants and the production and distribution of wood pellets.

Adjusted EBITDA

We define adjusted EBITDA as net income or loss excluding depreciation and amortization, interest expense, income tax expense, early retirement of debt obligations, non-cash unit compensation expense, asset impairments and disposals, and certain items of income or loss that we characterize as unrepresentative of our ongoing operations.  Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks, and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.

Distributable Cash Flow

We define distributable cash flow as adjusted EBITDA less maintenance capital expenditures and interest expense net of amortization of debt issuance costs and original issue discounts.  We use distributable cash flow as a performance metric to compare the cash-generating performance of the Partnership from period to period and to compare the cash-generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders.  We do not rely on distributable cash flow as a liquidity measure.

Adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow are not financial measures presented in accordance with GAAP.  We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations.  Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures.  Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures.  You should not consider adjusted gross margin per metric ton, adjusted EBITDA, or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.  Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measures, as applicable, for each of the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016 (Recast)	2017	2016 (Recast)
	(in thousands, except per metric ton)
Reconciliation of gross margin to adjusted gross margin per metric ton:
Metric tons sold	628	620	1,251	1,180
Gross margin	$18,187	$19,457	$36,663	$35,211
Loss on disposal of assets	2,005	155	2,005	156
Depreciation and amortization	8,953	7,114	17,385	13,995
Adjusted gross margin	$29,145	$26,726	$56,053	$49,362
Adjusted gross margin per metric ton	$46.41	$43.11	$44.81	$41.83

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016 (Recast)	2017	2016 (Recast)
	(in thousands)
Reconciliation of distributable cash flow and adjusted EBITDA to net income:
Net income	$3,859	$9,889	$6,361	$15,435
Add:
Depreciation and amortization	8,957	7,120	17,393	14,013
Interest expense	7,705	3,340	15,410	6,731
Non-cash unit compensation expense	1,566	819	3,280	1,500
Asset impairments and disposals	1,981	155	2,005	156
Transaction expenses	420	6	2,953	59
Adjusted EBITDA	24,488	21,329	47,402	37,894
Less:
Interest expense net of amortization of debt issuance costs and original issue discount	7,318	2,894	14,642	5,839
Maintenance capital expenditures	1,561	832	2,013	1,383
Distributable cash flow attributable to Enviva Partners, LP	15,609	17,603	30,747	30,672
Less: Distributable cash flow attributable to incentive distribution rights	669	257	1,206	413
Distributable cash flow attributable to Enviva Partners, LP limited partners	$14,940	$17,346	$29,541	$30,259

Cash distributions declared attributable to Enviva Partners, LP limited partners	$15,001		$29,607
Distribution coverage ratio	1.00		1.00

The following table provides a reconciliation of the estimated range of adjusted EBITDA and distributable cash flow to the estimated range of net income, in each case for the twelve months ending December 31, 2017 (in millions):

Twelve Months Ending December 31, 2017
Estimated net income	$18.5 – 22.5
Add:
Depreciation and amortization	38.0
Interest expense	31.4
Non-cash unit compensation expense	6.6
Asset impairments and disposals	5.0
Transaction expenses	3.5
Estimated adjusted EBITDA	$103.0 – 107.0
Less:
Interest expense net of amortization of debt issuance costs and original issue discounts	30.0
Maintenance capital expenditures	4.5
Estimated distributable cash flow	$68.5 – 72.5

Cautionary Note Concerning Forward-Looking Statements

Certain statements and information in this press release, including those concerning our future results of operations, acquisition opportunities, and distributions, may constitute “forward-looking statements.”  The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on the Partnership’s current expectations and beliefs concerning future developments and their potential effect on the Partnership.  Although management believes that these forward-looking statements are reasonable when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates.  The forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and its present expectations or projections.  Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to:  (i) the volume of products that we are able to sell; (ii) the price at which we are able to sell our products; (iii) failure of the Partnership’s customers, vendors and shipping partners to pay or perform their contractual obligations to the Partnership; (iv) the creditworthiness of our financial counterparties; (v) the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, operating or financial difficulties suffered by our suppliers; (vi) the amount of products that we are able to produce, which could be adversely affected by, among other things, operating difficulties; (vii) changes in the price and availability of natural gas, coal, or other sources of energy; (viii) changes in prevailing economic conditions; (ix) our inability to complete acquisitions, including acquisitions from our sponsor, or to realize the anticipated benefits of such acquisitions; (x) unanticipated ground, grade or water conditions; (xi) inclement or hazardous weather conditions, including extreme precipitation, temperatures and flooding; (xii) environmental hazards; (xiii) fires, explosions or other accidents; (xiv) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry or power generators; (xv) changes in the regulatory treatment of biomass in core and emerging markets for utility-scale generation; (xvi) inability to acquire or maintain necessary permits or rights for our production, transportation, and terminaling operations; (xvii) inability to obtain necessary production equipment or replacement parts; (xviii) operating or technical difficulties or failures at our plants or deep-water marine terminals; (xix) labor disputes; (xx) inability of our customers to take delivery of products; (xxi) changes in the price and availability of transportation; (xxii) changes in foreign currency exchange rates; (xxiii) failure of our hedging arrangements to effectively reduce our exposure to interest and foreign currency exchange rate risk; (xxiv) risks related to our indebtedness; (xxv) customer rejection of our products due to our failure to maintain effective quality control systems at our production plants and deep-water marine terminals; (xxvi) changes in the quality specifications for our products that are required by our customers; (xxvii) the effects of the approval of the United Kingdom of the exit of the United Kingdom (“Brexit”) from the European Union, and the implementation of Brexit, in each case on our and our customers’ businesses; and (xxiii) our ability to borrow funds and access capital markets.

For additional information regarding known material factors that could cause the Partnership’s actual results to differ from projected results, please read its filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q most recently filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof.  The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

Financial Statements

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(In thousands, except for number of units)

	June 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,081	$466
Accounts receivable, net of allowance for doubtful accounts of $0 as of June 30, 2017 and $24 as of December 31, 2016	53,111	77,868
Related-party receivables	9,241	7,634
Inventories	28,413	29,764
Assets held for sale	3,116	3,044
Prepaid expenses and other current assets	1,753	1,939
Total current assets	96,715	120,715
Property, plant and equipment, net of accumulated depreciation of $96.6 million as of June 30, 2017 and $80.8 million as of December 31, 2016	504,447	516,418
Intangible assets, net of accumulated amortization of $9.6 million as of June 30, 2017 and $9.1 million as of December 31, 2016	856	1,371
Goodwill	85,615	85,615
Other long-term assets	2,170	2,049
Total assets	$689,803	$726,168
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$5,145	$9,869
Related-party payables	11,335	11,118
Accrued and other current liabilities	34,197	38,432
Related-party accrued liabilities	674	382
Current portion of interest payable	4,250	4,414
Current portion of long-term debt and capital lease obligations	4,447	4,109
Total current liabilities	60,048	68,324
Long-term debt and capital lease obligations	339,262	346,686
Long-term interest payable	830	770
Other long-term liabilities	2,190	871
Total liabilities	402,330	416,651
Commitments and contingencies
Partners’ capital:
Limited partners:
Common unitholders—public (13,064,699 and 12,980,623 units issued and outstanding at June 30, 2017 and December 31, 2016, respectively)	232,315	239,902
Common unitholder—sponsor (1,347,161 units issued and outstanding at June 30, 2017 and December 31, 2016)	17,011	18,197
Subordinated unitholder—sponsor (11,905,138 units issued and outstanding at June 30, 2017 and December 31, 2016)	110,384	120,872
General Partner interest (no outstanding units)	(67,393)	(67,393)
Accumulated other comprehensive loss	(2,152)	595
Total Enviva Partners, LP partners’ capital	290,165	312,173
Noncontrolling partners’ interests	(2,692)	(2,656)
Total partners’ capital	287,473	309,517
Total liabilities and partners’ capital	$689,803	$726,168

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Income
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016 (Recast)	2017	2016 (Recast)
Product sales	$121,673	$116,247	$240,720	$219,692
Other revenue	5,275	3,462	8,351	7,269
Net revenue	126,948	119,709	249,071	226,961
Cost of goods sold, excluding depreciation and amortization	97,803	92,983	193,018	177,599
Loss on disposal of assets	2,005	155	2,005	156
Depreciation and amortization	8,953	7,114	17,385	13,995
Total cost of goods sold	108,761	100,252	212,408	191,750
Gross margin	18,187	19,457	36,663	35,211
General and administrative expenses	6,370	6,368	14,695	13,317
Income from operations	11,817	13,089	21,968	21,894
Other income (expense):
Interest expense	(7,705)	(3,039)	(15,410)	(6,221)
Related-party interest expense	—	(301)	—	(510)
Other (expense) income	(253)	140	(197)	272
Total other expense, net	(7,958)	(3,200)	(15,607)	(6,459)
Net income	3,859	9,889	6,361	15,435
Less net loss attributable to noncontrolling partners’ interests	3	1,108	36	2,101
Net income attributable to Enviva Partners, LP	$3,862	$10,997	$6,397	$17,536
Less: Pre-acquisition loss from operations of Enviva Pellets Sampson, LLC Drop-Down allocated to General Partner	—	(1,056)	—	(2,011)
Enviva Partners, LP partners’ interest in net income	$3,862	$12,053	$6,397	$19,547

Net income per common unit:
Basic	$0.12	$0.48	$0.20	$0.77
Diluted	$0.11	$0.47	$0.19	$0.76

Net income per subordinated unit:
Basic	$0.12	$0.48	$0.20	$0.77
Diluted	$0.12	$0.47	$0.20	$0.76

Weighted-average number of limited partner units outstanding:
Common — basic	14,405	12,862	14,392	12,857
Common — diluted	15,359	13,445	15,275	13,391
Subordinated — basic and diluted	11,905	11,905	11,905	11,905

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2017	2016 (Recast)
Cash flows from operating activities:
Net income	$6,361	$15,435
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,393	14,013
Amortization of debt issuance costs and original issue discount	768	892
General and administrative expense incurred by Hancock JV prior to Enviva Pellets Sampson, LLC Drop-Down	—	1,236
Loss on disposals of property, plant and equipment	2,005	156
Unit-based compensation	3,280	1,500
Unrealized loss on foreign currency transactions	238	—
Change in operating assets and liabilities:
Accounts receivable, net	24,757	(8,872)
Related-party receivables	(3,259)	(375)
Prepaid expenses and other current assets	(175)	359
Assets held for sale	(72)	—
Inventories	1,137	1,671
Other long-term assets	48	6,635
Derivatives	(1,335)	—
Accounts payable	(3,724)	679
Related-party payables	862	671
Accrued liabilities	(1,195)	8,014
Accrued interest	(104)	90
Other current liabilities	(288)	(236)
Deferred revenue and deposits	—	8,855
Other long-term liabilities	—	127
Net cash provided by operating activities	46,697	50,850
Cash flows from investing activities:
Purchases of property, plant and equipment	(10,341)	(30,862)
Net cash used in investing activities	(10,341)	(30,862)
Cash flows from financing activities:
Principal payments on debt and capital lease obligations	(18,907)	(36,124)
Principal payments on related-party debt	—	(204)
Cash paid related to debt issuance costs	(209)	(1)
Distributions to sponsor	—	(5,002)
Proceeds from common unit issuance under At-the-Market Offering Program, net	1,715	—
Distributions to unitholders, distribution equivalent rights and incentive distribution rights holder	(29,992)	(24,369)
Payment of deferred offering costs	—	(224)
Proceeds from debt issuance	10,000	34,500
Contributions from sponsor related to Enviva Pellets Sampson, LLC Drop-Down	1,652	29,114
Net cash used in financing activities	(35,741)	(2,310)
Net increase in cash and cash equivalents	615	17,678
Cash and cash equivalents, beginning of period	466	2,128
Cash and cash equivalents, end of period	$1,081	$19,806

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2017	2016 (Recast)
Non-cash investing and financing activities:
The Partnership acquired property, plant and equipment in non-cash transactions as follows:
Property, plant and equipment acquired included in accounts payable and accrued liabilities	$7,944	$21,617
Property, plant and equipment acquired under capital leases	1,124	44
Property, plant and equipment transferred from inventories	153	—
Related-party long-term debt transferred to third-party long-term debt	—	14,757
Third-party long-term debt transferred to related-party long-term debt	—	3,316
Offering costs included in accounts payable and accrued liabilities	—	241
Distributions included in liabilities	1,044	371
Inventory transferred to fixed assets	—	63
Depreciation capitalized to inventories	61	145
Non-cash capital contribution from Hancock JV prior to Enviva Pellets Sampson Drop-Down	—	118
Capitalized insurance included in related-party payables	—	4
Capitalized labor included in related-party payables	—	360
Supplemental information:
Interest paid	$14,685	$5,745

Investor Contact:

Raymond Kaszuba

(240) 482-3856

ir@envivapartners.com